EXHIBIT 10.8a
Management Services Agreement
     This Management Services Agreement (the “Agreement”) is entered into this 6th day of February 2006, with an effective date of January 1, 2006 (the “Effective Date”), by and between White Mountain Titanium Corporation, a Nevada corporation (“WMTC”), and Lopez & Ashton Ltda., a Chilean limited liability partnership with offices in Santiago, Chile (“Manageco”), the principals of which are Cesar Lopez and Stephanie Ashton (jointly referred to herein as the “Principals”).
RECITALS:
     A. WMTC, through its wholly owned Chilean subsidiary, owns a rutile mineral property known as the Cerro Blanco project located in Region III of Chile and is or proposes to carry on mining operations on the project.
     B. The wholly owned Chilean subsidiary of WMTC and Manageco had previously entered into a management services agreement dated February 1, 2004, to perform certain consulting and management services for the subsidiary of WMTC relating to the mining project, which agreement expired on December 31, 2005.
     C. The Principals are directors of WMTC.
     D. WMTC desires to continue the services of Manageco as modified in this Agreement and Manageco is willing to perform such services pursuant hereto.
     NOW, THEREFORE, in consideration of the mutual terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Services and Duties.
          a. Management and Administrative Services; Office Space. Manageco shall provide the following services, and furnish office space, for WMTC or its wholly owned Chilean subsidiary:
          i. Office Space. Manageco shall provide two furnished offices and one parking space (the “Office Space”).
          ii. Support Services. Manageco shall provide a receptionist, “junior” and other support services generally related to providing assistance to WMTC management in the performance of its duties, including the part-time use of a secretary for WMTC (“Support Services”).
          iii. Accounting Services. Manageco shall provide accounting and bookkeeping services and records, including monthly financial reporting, liaison with

WMTC auditors, payment of invoices, and other related accounting matters (“Accounting Services”).
          iv. Administrative and Management Services. Manageco shall provide the services of Ms. Ashton to manage office administration matters (“Administrative Services”).
          v. Legal Services. Manageco shall make Mr. Lopez available to provide comprehensive legal services for WMTC or its subsidiary in Chile (“Legal Services”). Manageco shall provide a monthly invoice for any such services.
          b. Performance of Duties. All services provided hereunder shall be performed in a timely manner and in accordance with good and standard professional practice.
          c. Conflicts of Interest. During the term of this Agreement neither Manageco nor the Principals shall carry on or be engaged in or concerned with or advise in the operating of any other business or enterprise which is in conflict with their obligations under this Agreement or in competition with WMTC or its subsidiary.
2.	Compensation. In consideration of the services provided by Manageco hereunder, WMTC shall pay to Manageco the following monthly compensation, which amounts shall be pro rated for any partial month of service:
a.	Basic Monthly Services shall be allocated as indicated below and paid in Chilean pesos at a fixed rate of CH$550 pesos for each US$1. This rate will be valid for 12 months at which time it will be reviewed. Basic Monthly Services shall be paid on or before the 15th day of the calendar month following the month in which such services were provided.
•	US$2,500 per month for the Office Space;

•	US$1,800 per month for the Support Services;

•	US$1,000 per month for Accounting Services;

•	US$2,000 for Administrative Services; and
b.  Additional services shall be charged according to the rates described below, and will be converted into Chilean pesos at the date of the invoice. Payments for hourly-fee services shall be made on or before the fifteenth (15th) day following receipt of an invoice reasonably detailing the hourly services provided.
•	An hourly rate of US$100 for any project specific management services requested by WMTC.

•	An hourly rate of US$250 for any Legal Services payable within fifteen (15) days of receipt of an invoice therefor.
     3. Term and Renewal. The term of this Agreement shall be for a period of one year from the Effective Date, unless it is terminated earlier as provided herein. Beginning on that date, and on each anniversary thereafter, unless it is terminated earlier as provided herein or WMTC delivers written notice to Manageco of its intention not to extend the Agreement at least ninety (90) days before such anniversary date, the term of this Agreement shall automatically be extended for one additional year. The restrictive covenants in paragraph 5 hereof shall survive the termination of this Agreement.
     4. Termination.
          a. Termination Without Cause. Either WMTC or Manageco may terminate this Agreement at any time without cause (as defined below), provided that it gives written notice of termination to the other party at least ninety (90) days before the date of such termination.
          b. Termination For Cause. WMTC shall be entitled at any time, with or without prior notice, to terminate this Agreement for cause, in which case no compensation or other fees (other than such fees that have already been earned by Manageco) shall be payable to Manageco after such termination. “Cause” means Manageco or the Principal’s (i) gross negligence in the performance or non-performance of any material duties to WMTC; (ii) commission of any material criminal act or fraud or of any act that affects adversely the reputation of WMTC; (iii) habitual neglect of its duties that it is required to perform under this Agreement; (iv) dishonesty; or (v) gross misconduct. Such termination shall not prejudice any other remedy under law or equity of WMTC and the failure of WMTC to terminate Manageco when cause exists shall not constitute the waiver of WMTC’s right to terminate this Agreement at a later time. Termination under this paragraph shall be considered for cause for purposes of this Agreement.
          c. Cancellation of Services. Upon sixty (60) days’ written notice, WMTC may terminate without cause one or more of the services set forth in subparagraphs (i) through (v) of paragraph 1(a) hereof. From the date of termination, no further compensation as required pursuant to paragraph 2 shall be due or payable by WMTC for any service terminated pursuant to this paragraph.
     5. Confidential Information. Each of Manageco and the Principals recognize and acknowledge that certain information, including, but not limited to, information pertaining to the financial condition of WMTC, its systems, methods of doing business, agreements with customers or suppliers, or other aspects of the business of WMTC or which are sufficiently secret to derive economic value from not being disclosed (hereinafter “Confidential Information”) may be made available or otherwise come into the possession of Manageco or the Principals by reason of this engagement with WMTC. Accordingly, Manageco and the Principals, jointly and severally, agree that they will not (either during or after the term of this engagement with WMTC) disclose any Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever or make use to their personal advantage or to the advantage of any third party, of any Confidential Information, without the prior written consent of WMTC. Manageco and the Principals shall, upon termination of this engagement, return to WMTC all documents which reflect Confidential Information (including copies thereof). Notwithstanding anything heretofore stated in this paragraph, Manageco and the Principal’s obligations under this Agreement shall not, after termination of Manageco’s engagement with WMTC, apply to information which has become generally available to the public without any action or omission of Manageco or the Principals

(except that any Confidential Information which is disclosed to any third party by an employee or representative of WMTC who is authorized to make such disclosure shall be deemed to remain confidential and protectable under this provision).
     6. Independent Contractor. Manageco agrees that in performing this Agreement, it is acting as an independent contractor and not as an employee or agent of WMTC. As an independent contractor, Manageco shall not be eligible for any benefits which WMTC may provide to its employees. All persons, if any, hired by Manageco to perform this Agreement, including, but not limited to, the Principals, shall be employees of Manageco and shall not be construed as employees or agents of WMTC in any respect. Manageco shall be responsible for all taxes, insurance and other costs and payments legally required to be withheld or provided in connection with Manageco’s performance of this Agreement, including without limitation, all withholding taxes, worker’s compensation insurance, and similar costs.
     7. Miscellaneous Provisions.
          a. Notice. All notices required or permitted hereunder shall be in writing and shall be deemed effective: (1) upon personal delivery; (2) when sent by facsimile at the number set forth below; or (3) in the case of delivery by internationally recognized overnight delivery service, when received, addressed as follows:
          If to WMTC to:
2150—1188 West Georgia Street
Vancouver, British Columbia
Canada V6E 4A2
Attn: Brian Flower, CFO
FAX: (604) 669-4776
          With a copy (which shall not constitute notice) to:
Ronald N. Vance
Attorney at Law
57 West 200 South
Suite 310
Salt Lake City, UT 84101
FAX: (801) 359-9310
          If to Manageco or the Principals, to:
Enrique Foster Sur 20, Piso 19
Las Condes, Santiago, Chile
Attn: Cesar López
FAX: + 56 2 321-9070

or to such other address or addresses, or facsimile number or numbers, as either party shall designate to the other in writing from time to time by like notice.
          b. Attorneys’ Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.
          c. Additional Remedies. Manageco and the Principals acknowledge and agree that, in the event either such party shall violate any of the restrictions of paragraph 5 hereof, WMTC will be without adequate remedy at law and will therefor be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief obtained in an action or may have at law or in equity, and Manageco and the Principals hereby consent to the jurisdiction of such court for such purpose, provided that reasonable notice of any proceeding is given, it being understood that such injunction shall be in addition to any remedy which WMTC may have at law or otherwise.
          d. Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between or among the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all the parties or the applicable parties to be bound by such amendment. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.
          e. Survival of Covenants, Etc. All covenants, representations and warranties made herein shall survive the making of this Agreement and shall continue in full force and effect for a period of two years from the termination date of this Agreement, at the end of which period no claim may be made with respect to any such covenant, representation, or warranty unless such claim shall have been asserted in writing to the indemnifying party during such period.
          f. Assignment. This Agreement, as it relates to the engagement of Manageco, is a personal contract and the rights and interests of Manageco hereunder may not be sold, transferred, assigned, pledged or hypothecated, without the prior written consent of WMTC, which consent may be withheld for any reason.
          g. Binding on Successors. This Agreement will be binding on, and will inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.
          h. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, U.S.A., without reference to the choice of law principals thereof. The parties hereto irrevocably submit to the jurisdiction of the Courts of the State of Utah, U.S.A., located in Salt Lake County and the United States District Court of Utah in any action arising out of or relating to this Agreement, and hereby irrevocably agree that all claims in respect of such action may be heard and determined in such state or federal court. The parties hereto irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.
          i. Rights Are Cumulative. The rights and remedies granted to the parties hereunder shall be in addition to and cumulative of any other rights or remedies either may have under any document or documents executed in connection herewith or available under applicable law. No delay or failure on the part of a party in the exercise of any power or right shall operate as a waiver thereof nor as an acquiescence in any default nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.
          j. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.
          k. Drafting. This Agreement was drafted with the joint participation of the parties and/or their legal counsel. Any ambiguity contained in this Agreement shall not be construed against any party as the draftsman, but this Agreement shall be construed in accordance with its fair meaning.
          l. Headings. The descriptive headings of the various paragraphs or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.
          m. Number and Gender. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine, or the neuter gender shall include the masculine, feminine, and neuter.
          n. Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile or email shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or email also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

          o. Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.
     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement the respective day and year set forth below.

WMTC:	White Mountain Titanium Corporation
Date: February 7, 2006	By	/s/ Michael P. Kurtanjek
Michael P. Kurtanjek, President

Manageco:	Lopez & Ashton Ltda.
Date: February 7, 2006	By	/s/ Stephanie Ashton

Its Legal Representative

The Principals:
Date: February 7, 2006	/s/ Cesar Lopez
Cesar Lopez, Individually

Date: February 7, 2006	/s/ Stephanie Ashton
Stephanie Ashton, Individually